Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

                Alpha Technology Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(1)(2)	Fee Rate	Fee(2)
Newly Registered Securities
Fees To Be Paid	Equity	Ordinary shares, par value $0.0001 per share (2)(3)	Rule 457(o)	2,012,000	$5.00	$10,062,500	0.00011020	$1108.89
	Equity	Ordinary shares, par value $0.0001 per share (2)(4)	Rule 457(o)	2,000,000	$5.00	$10,000,000	0.00011020	1102.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$20,062,500		$2210.89
	Total Fees Previously Paid							$2210.89
	Total Fee Offset							$0
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended. Includes the shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(3)	Includes the offering price attributable to 262,500 additional Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	This Registration Statement also covers the resale by the Selling Shareholders of up to 2,000,000 Ordinary Shares previously issued to the Selling Shareholders as named in the Registration Statement. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended.